                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                       SARA LEE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (4) Proposed maximum aggregate value of transaction:
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     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                                     [LOGO]

                                                              September 20, 1999

DEAR SARA LEE STOCKHOLDER:

    It is my pleasure to invite you to Sara Lee Corporation's 1999 Annual Meeting of Stockholders. This year's meeting will be held in the ARIE CROWN THEATER AT MCCORMICK PLACE, 2301 SOUTH LAKE SHORE DRIVE, CHICAGO, ILLINOIS on Thursday, October 28, 1999, at 10:00 a.m. A map and directions to the Arie Crown Theater are located on the back page of this proxy statement and on the enclosed admission ticket to the meeting.

    The formal notice of the meeting follows on the next page. In addition to the three items of business, we will also discuss Sara Lee's 1999 performance and answer your questions. Enclosed with this proxy statement are your proxy card, a postage-paid envelope to return your proxy card, your admission ticket to the meeting and Sara Lee's 1999 Annual Report.

    Your vote is important. Whether you plan to attend the meeting or not, you may vote your shares via a toll-free telephone number or via the Internet or you may sign, date and mail the enclosed proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card. If you attend the meeting and prefer to vote in person, you may do so.

    I look forward to seeing you at the meeting.

                                          Sincerely,

                                          /s/ John H. Bryan

                                          John H. Bryan
                                          Chairman and Chief Executive Officer

                                     [LOGO]

                   ------------------------------------------

                               NOTICE OF THE 1999
                         ANNUAL MEETING OF STOCKHOLDERS
                   ------------------------------------------

    The Annual Meeting of Stockholders of Sara Lee Corporation will be held on Thursday, October 28, 1999, at 10:00 a.m., in the ARIE CROWN THEATER AT MCCORMICK PLACE, 2301 SOUTH LAKE SHORE DRIVE, CHICAGO, ILLINOIS for the following purposes:

    1.  to elect 17 directors;

    2.  to vote on the 1999 Non-Employee Director Stock Plan;

    3. to vote on the ratification of the appointment of Arthur Andersen LLP as our independent public accountants for the 2000 fiscal year; and

    4.  to transact such other business as may properly come before the meeting.

    Stockholders of record at the close of business on September 1, 1999 are entitled to notice of and to vote at the Annual Meeting.

    Whether or not you plan to attend the meeting, we urge you to vote your shares via a toll-free telephone number or via the Internet or by signing, dating and mailing the enclosed proxy card in the envelope provided.

                                          By Order of the Board of Directors

                                          /s/ Roderick A. Palmore

                                          Roderick A. Palmore
                                          Senior Vice President, General Counsel
                                          and
                                          Secretary

September 20, 1999

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
INFORMATION ABOUT SARA LEE CORPORATION....................................    1

INFORMATION ABOUT THE ANNUAL MEETING......................................    1

  Information About Attending the Annual Meeting..........................    1

  Information About this Proxy Statement..................................    1

  Information About Voting................................................    1

  Information for Sara Lee Employees Who are Stockholders.................    2

  Information Regarding Tabulation of the Vote............................    2

  Quorum Requirement......................................................    2

  Information About Votes Necessary for Action to be Taken................    2

  Other Matters...........................................................    3

ELECTION OF DIRECTORS.....................................................    3

MEETINGS AND COMMITTEES OF THE BOARD......................................    9

DIRECTOR COMPENSATION.....................................................   10

SARA LEE STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS..............   11

EXECUTIVE COMPENSATION....................................................   12

  Report of the Compensation and Employee Benefits Committee on Executive
    Compensation..........................................................   12

  Performance Graph.......................................................   15

  Summary Compensation Table..............................................   16

  Option Grants in Last Fiscal Year.......................................   17

  Option Exercises and Fiscal Year-End Values.............................   18

  Employment Agreements...................................................   18

  Severance Plans.........................................................   18

  Retirement Plans........................................................   19

  Compensation Committee Interlocks and Insider Participation.............   19

PROPOSAL TO APPROVE THE 1999 NON-EMPLOYEE DIRECTOR STOCK PLAN.............   19

  Summary of the Plan.....................................................   19

  Federal Income Tax Consequences.........................................   21

  Administration of the Plan..............................................   21

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.............................   22

OTHER INFORMATION.........................................................   22

  Stockholder Proposals for the 2000 Annual Meeting.......................   22

  Sara Lee's Form 10-K....................................................   22

  Expenses of Solicitation................................................   22

1999 NON-EMPLOYEE DIRECTOR STOCK PLAN.....................................  A-1

                     INFORMATION ABOUT SARA LEE CORPORATION

    Sara Lee is a global manufacturer and marketer of high-quality, brand-name consumer products. We have operations in more than 40 countries and market branded consumer products in more than 140 countries. We employ 138,000 people worldwide. The address of our principal executive office is Three First National Plaza, Chicago, Illinois 60602-4260. Our telephone number is (312) 726-2600. Sara Lee's website is located at www.saralee.com on the Internet.

                      INFORMATION ABOUT THE ANNUAL MEETING

INFORMATION ABOUT ATTENDING THE ANNUAL MEETING

    Our Annual Meeting will be held on Thursday, October 28, 1999 at 10:00 a.m., in the Arie Crown Theater at McCormick Place, 2301 South Lake Shore Drive, Chicago, Illinois. Please note that the doors to the Theater will not open for admission until 9:30 a.m. If you plan to attend the Annual Meeting, please bring your admission ticket with you. Your admission ticket is included with this proxy statement.

INFORMATION ABOUT THIS PROXY STATEMENT

    We sent you these proxy materials because Sara Lee's Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. If you own Sara Lee common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of these proxy materials. To assist us in saving money and to provide you with better stockholder services, we encourage you to have all your accounts registered in the same name and address. You may do this by contacting Sara Lee's Shareholder Services Department at (312) 558-8662. This proxy statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares. On September 20, 1999, we began mailing these proxy materials to all stockholders of record at the close of business on September 1, 1999.

INFORMATION ABOUT VOTING

    Stockholders can vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

    - By Telephone -- You can vote by telephone by calling toll-free 1-888-426-7034 and following the instructions on the proxy card;

    - By Internet -- You can vote by Internet by following the instructions on the proxy card; or

    - By Mail -- You can vote by mail by signing, dating and mailing the enclosed proxy card.

    If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning stock through certain banks and brokers. If your shares are not registered in your own name and you plan to attend the Annual Meeting and vote your shares in person, you should contact your broker or agent in whose name your shares are registered to obtain a broker's proxy card and bring it and your admission ticket to the Annual Meeting in order to vote.

    If you vote by proxy, the individuals named on the card (your proxies) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director and whether your shares should be voted for or against each of the other proposals. If you sign and return the card without indicating your instructions, your shares will be voted for:

    - The election of the 17 nominees for directors;

    - The approval of the 1999 Non-Employee Director Stock Plan; and

    - The ratification of the appointment of Arthur Andersen LLP as our independent public accountants for the 2000 fiscal year.

    You may revoke or change your proxy at any time before it is exercised by sending a written revocation to Sara Lee's Secretary, Roderick A. Palmore, by providing a later dated proxy, by voting in person at the meeting or through Internet or telephone voting. Your latest telephone or Internet vote is the one that is counted.

    Each share of Sara Lee common stock is entitled to one vote. As of September 1, 1999, there were 883,697,353 shares of common stock outstanding. Each share of Sara Lee Employee Stock Ownership Plan Convertible Preferred Stock (ESOP Stock) is entitled to 10.264 votes. As of September 1, 1999, there were 3,563,449 shares of ESOP Stock outstanding. The common stock and the ESOP Stock vote together on all matters as a single class.

INFORMATION FOR SARA LEE EMPLOYEES WHO ARE STOCKHOLDERS

    If you are one of our many employees who is a stockholder and you participate in the Employee Stock Ownership Plan (the ESOP), the Sara Lee Common Stock Fund under any of Sara Lee's retirement or savings plans (the Savings Plans), or in Sara Lee's Dividend Reinvestment Plan, you will receive one proxy for all accounts registered in the same name. If all of your accounts are not registered in the same name, you will receive a separate proxy for each account that is registered in a different name. If you participate in the ESOP or the Savings Plans, your proxy card will serve as voting instructions for the trustees of those plans for shares allocated to your account, as well as a proportionate share of any unallocated shares and unvoted shares. If you fail to give voting instructions to the trustees, your shares will be voted by the trustees in the same proportion as shares held by the trustees for which voting instructions have been received.

INFORMATION REGARDING TABULATION OF THE VOTE

    Sara Lee has a policy that all proxies, ballots and votes tabulated at a meeting of stockholders are confidential, and the votes will not be revealed to any Sara Lee employee or anyone else, other than to the non-employee tabulator of votes or an independent election inspector, except (1) as necessary to meet applicable legal requirements or (2) in the event a proxy solicitation in opposition to the election of the Board of Directors is filed with the Securities and Exchange Commission. Representatives of Harris Trust and Savings Bank will tabulate votes and act as Inspectors of Election at the meeting.

QUORUM REQUIREMENT

    A quorum is necessary to hold a valid meeting. If stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have the authority to do so.

INFORMATION ABOUT VOTES NECESSARY FOR ACTION TO BE TAKEN

    Seventeen directors will be elected at the meeting by a plurality of all the votes cast at the meeting, meaning that the seventeen nominees for director with the most votes will be elected. In an uncontested election for directors, the plurality requirement is not a factor. Approval of the 1999 Non-Employee Director Stock Plan and the ratification of the appointment of Arthur Andersen LLP as our independent public accountants for the 2000 fiscal year each requires an affirmative vote of the majority of the votes cast on the matter. Abstentions and broker non-votes will have no effect on the vote on the election of directors, the approval of the 1999 Non-Employee Director Stock Plan or the ratification of Arthur Andersen LLP.

OTHER MATTERS

    The Board of Directors does not know of any other matter that will be presented at the Annual Meeting other than the proposals discussed in this proxy statement. Under our Bylaws, generally no business besides the three proposals discussed in this proxy statement may be transacted at the meeting. However, if any other matter properly comes before the Annual Meeting, your proxies will act on such matter in their discretion.

                              ELECTION OF DIRECTORS

    Sara Lee's directors are elected each year at the Annual Meeting by the stockholders. We do not have a staggered board. Seventeen directors will be elected at this year's Annual Meeting. Each director's term lasts until the 2000 Annual Meeting of Stockholders and until he or she is succeeded by another qualified director who has been elected. All the nominees are currently directors.

    If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected at the Annual Meeting. The following information is furnished with respect to each nominee for election as a director. The ages of the nominees are as of October 28, 1999.

                    PAUL A. ALLAIRE  Chairman of the Board of Xerox Corporation (information
    [PHOTO]         processing). Mr. Allaire became a director of Sara Lee in 1989. He is a director of Lucent Technologies, J.P. Morgan & Co. Inc., priceline.com and SmithKline Beecham plc and a trustee of Carnegie-Mellon University and Worcester Polytechnic Institute. Mr. Allaire is also a director of the Ford Foundation and a member of the boards of the Council on Foreign
                    Relations and the Council on Competitiveness. He is a member of The
                    Business Council. Age 61.

                    FRANS H.J.J. ANDRIESSEN  Professor, European Integration, University of
    [PHOTO]         Utrecht, the Netherlands. Mr. Andriessen is a former Minister of Finance of the Netherlands. He became a member of the Commission of the European
                    Communities in 1981 and was first Vice President of the Commission from
                    1989 until 1993. He is a member of the board of SHV (Steenkool en
                    Handelsvereniging), DHV Beheer BV, DELA Cooperatie and Robeco. He is
                    honorary advisor to KPMG Netherlands. He became a director of Sara Lee in 1993. Mr. Andriessen is a member of the Supervisory Board of Sara
                    Lee/DE N.V., a subsidiary of Sara Lee. Age 70.

                    JOHN H. BRYAN  Chairman of the Board and Chief Executive Officer of Sara
    [PHOTO]         Lee Corporation. Mr. Bryan became a director of Sara Lee in 1974. He is a director of BP Amoco, Bank One Corporation and General Motors
                    Corporation. Mr. Bryan is a past Chairman and a director of the Grocery
                    Manufacturers of America, Inc., a member of The Business Council and the
                    Business Roundtable and a director and past national Chairman of the
                    Business Committee for the Arts. He is the past Chairman of Catalyst and a trustee of the University of Chicago, Vice Chairman of the Board of
                    Trustees of The Art Institute of Chicago and former Chairman of the
                    Chicago Council on Foreign Relations. Age 63.

                    DUANE L. BURNHAM  Retired Chairman and Chief Executive Officer of Abbott
    [PHOTO]         Laboratories (health care products and services). He became a director of Sara Lee in 1991. Mr. Burnham is also a director of Northern Trust
                    Corporation. He is also a member of the board of the Lyric Opera
                    (Chicago) and Chairman of the Chicago Council on Foreign Relations. Mr.
                    Burnham is a trustee of Northwestern University and a member of the
                    Advisory Board of the J.L. Kellogg Graduate School of Management at
                    Northwestern University and chairman of the medical affairs committee of
                    Northwestern University's Medical School. Age 57.

                    CHARLES W. COKER  Chairman of the Board of Sonoco Products Company
    [PHOTO]         (packaging products manufacturer). He became a director of Sara Lee in
                    1986. Mr. Coker is also a director of Bank of America Corporation,
                    Springs Industries, Inc. and Carolina Power and Light Company. He is
                    Chairman of the Board of Hollings Cancer Center. Age 66.

                    JAMES S. CROWN  General Partner of Henry Crown and Company (Not
    [PHOTO]         Incorporated) (diversified investments). He became a director of Sara
                    Lee in 1998. Mr. Crown is also a director of General Dynamics
                    Corporation and Bank One Corporation. Age 46.

                    WILLIE D. DAVIS  President of All-Pro Broadcasting, Inc. (radio
    [PHOTO]         stations), a privately owned company. Mr. Davis became a director of
                    Sara Lee in 1983. He is also a director of The Dow Chemical Company,
                    Kmart Corporation, Alliance Bank (Culver City, California), Johnson
                    Controls Inc., MGM Grand, Inc., Strong Fund, Rally's Hamburgers, Inc.,
                    Bassett Furniture, MGM Inc. and WICOR, Inc. Mr. Davis is a trustee of the University of Chicago and Marquette University. Age 65.

                    VERNON E. JORDAN, JR.  Senior partner of the Washington, D.C. law firm
    [PHOTO]         of Akin, Gump, Strauss, Hauer & Feld L.L.P. Mr. Jordan became a director of Sara Lee in 1989. He served as President of the National Urban
                    League, Inc. from 1972 to 1982. Mr. Jordan is a director of American
                    Express Company, Dow Jones & Company, Inc., J.C. Penney Company, Inc.,
                    Revlon Group, Ryder System, Inc., Union Carbide Corporation, Callaway
                    Golf Company and Xerox Corporation. He is also a trustee of the Ford
                    Foundation. Mr. Jordan is a trustee of Howard University and a governor of the Joint Center for Political and Economic Studies. Age 64.

                    JAMES L. KETELSEN  Retired Chairman of the Board and Chief Executive
    [PHOTO]         Officer of Tenneco Inc. (diversified industrial corporation). He was
                    Chairman of the Board and Chief Executive Officer of Tenneco Inc. from
                    1978 to 1992. Mr. Ketelsen became a director of Sara Lee in 1982. He is also a director of GTE Corporation and J.P. Morgan & Co. Inc. and its
                    subsidiary, Morgan Guaranty Trust Co. Age 68.

                    HANS B. VAN LIEMT  Retired Chairman of the Board of Management of DSM NV
    [PHOTO]         (chemicals). Mr. van Liemt served as Chairman of the Board of Management of DSM NV from 1984 to 1993. Mr. van Liemt became a director of Sara Lee in 1994. He is Chairman of the Supervisory Board of Sara Lee/DE N.V., a
                    subsidiary of Sara Lee. Mr. van Liemt is Chairman of the Supervisory
                    Boards of Gamma Holding NV and Oce-Van der Grinten NV. He is also a member of the Supervisory Boards of ABN-AMRO Holding NV, Van Leer Group
                    Foundation, Arnhemsche Holding NV and Stienstra Holding BV. Mr. van
                    Liemt is a trustee of the Foundation of the Catholic University of
                    Nijmegen and the Lucas-Franciscus Foundation for Revalidation. He is
                    active on the boards of the Preference Shares Foundation of Koninklijke
                    PTT NV, the Preference Shares Foundation of Philips NV and of the
                    Preference Shares Foundation of EVC International. Age 66.

                    JOAN D. MANLEY  Retired Group Vice President and retired director of
    [PHOTO]         Time Incorporated (communications). Mrs. Manley became a director of
                    Sara Lee in 1982. She is also a director of BFP Holdings, Inc. and
                    Founders Fund. Age 67.

                    C. STEVEN MCMILLAN  President and Chief Operating Officer of Sara Lee
    [PHOTO]         Corporation since 1997, Executive Vice President from 1993 to 1997 and
                    Senior Vice President from 1986 to 1993. Mr. McMillan became a director of Sara Lee in 1993. He is also a director of Illinova Corporation,
                    Pharmacia & Upjohn and Delta Galil Industries in Israel. Mr. McMillan is
                    a member of the Advisory Boards of the Stedman Nutrition Center of the
                    Duke University Medical School, the J.L. Kellogg Graduate School of
                    Management at Northwestern University and the Productivity Council of
                    the Grocery Manufacturers of America, Inc. He is a member of the
                    Supervisory Board of Sara Lee/DE N.V., a subsidiary of Sara Lee. He is
                    Chairman of the Board of the Joffrey Ballet and is a trustee of the
                    Museum of Contemporary Art in Chicago and the Chicago Symphony
                    Orchestra. He is also on the boards of the Executive Club of Chicago, the Chicago Council on Foreign Relations and the Commercial Club of
                    Chicago. Age 53.

                    FRANK L. MEYSMAN  Executive Vice President of Sara Lee Corporation since
    [PHOTO]         1997, Senior Vice President from 1994 to 1997 and Vice President from
                    1992 to 1994. Mr. Meysman has also been Chairman of the Board of
                    Management of Sara Lee/DE N.V., a subsidiary of Sara Lee, since 1994.
                    Mr. Meysman became a director of Sara Lee in 1997. In addition to his management responsibility for Sara Lee's Coffee and Tea and Household and Body Care lines of business, Mr. Meysman manages Sara Lee's businesses in the Asia-Pacific region. He is a member of the Supervisory
                    Board of VNU, a Dutch-based publishing company. Age 47.

                    ROZANNE L. RIDGWAY  Former Assistant Secretary of State for European and
    [PHOTO]         Canadian Affairs (1985-1989) and, since July, 1994, Chair
                    (non-executive) of the Baltic American Enterprise Fund. She became a director of Sara Lee in 1992. Ambassador Ridgway served in the U.S.
                    Foreign Service from 1957 until her retirement in 1989, including assignments as Ambassador for Oceans and Fisheries Affairs; Ambassador
                    to Finland; Counselor of the Department of State; and Ambassador to the
                    German Democratic Republic. Ambassador Ridgway is a director of Bell
                    Atlantic Corporation, The Boeing Company, Emerson Electric Company,
                    Minnesota Mining & Manufacturing Company, Nabisco Group Holdings and
                    Union Carbide Corporation. She serves on the International Advisory
                    Board of the New Perspective Fund. Ambassador Ridgway is also a trustee of the Center for Naval Analysis, the National Geographic Society and
                    Hamline University, a member of the American Academy of Diplomacy and a
                    Fellow of the National Academy of Public Administration. She also served as President (1989-1993) and Co-Chair (1993-1996) of the Atlantic
                    Council of the United States. Age 64.

                    JUDITH A. SPRIESER  Executive Vice President and Chief Financial Officer
    [PHOTO]         of Sara Lee Corporation. Ms. Sprieser became a director and Executive
                    Vice President of Sara Lee in 1998. Ms. Sprieser has been with Sara Lee since 1987. From 1994 to 1998 she served as Senior Vice President and
                    Chief Financial Officer of Sara Lee Corporation. Prior to that, she served as President and Chief Executive Officer of Sara Lee Bakery,
                    North America. She is a director of USG Corporation, The Allstate
                    Corporation and The Chicago Network, and a member of the board of trustees of Northwestern University and Window To The World
                    Communication, Inc. She is also a member of the Young Presidents
                    Organization and the American Institute of Certified Public Accountants.
                    Ms. Sprieser is a member of the Supervisory Board of Sara Lee/DE N.V., a subsidiary of Sara Lee. Age 46.

                    RICHARD L. THOMAS  Retired Chairman of First Chicago NBD Corporation and
    [PHOTO]         The First National Bank of Chicago. Mr. Thomas became a director of Sara
                    Lee in 1976. He is also a director of The PMI Group, Inc., The Sabre
                    Holdings Group, Inc., Unicom Corporation and IMC Global, Inc. Mr. Thomas
                    is a life trustee of the Chicago Symphony Orchestra and a trustee of
                    Rush-Presbyterian-
                    St. Luke's Medical Center (Chicago), Northwestern University and Kenyon
                    College. Age 68.

                    JOHN D. ZEGLIS  President and a director of AT&T Corporation
    [PHOTO]         (telecommunications) since 1997. Mr. Zeglis joined AT&T in 1984 and prior to becoming President he served in a number of senior executive positions at AT&T. Mr. Zeglis became a director of Sara Lee in 1998. Mr.
                    Zeglis is also a director of Illinova Corporation and Helmerich & Payne,
                    Inc. He is also Chairman of the Board of Trustees of George Washington
                    University and a trustee of the Brookings Institute, Culver Educational
                    Foundation and United Way of Tri-State. Mr. Zeglis is also on the Board of Trustees for the United Negro College Fund, and a member of the
                    Advisory Board of the J.L. Kellogg Graduate School of Management at
                    Northwestern University and a member of the University of Illinois
                    Business Advisory Council. Age 52.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR ALL OF THE NOMINEES.

                      MEETINGS AND COMMITTEES OF THE BOARD

    The Board of Directors met six times during the fiscal year. In addition to meetings of the full Board, directors also attended meetings of Board committees. All of the directors attended at least 75% of all the meetings of the Board and those committees on which he or she served during the fiscal year. The Board of Directors has standing audit, board affairs and corporate governance, compensation and employee benefits, executive, employee and public responsibility, and finance committees. The following table shows the membership of these committees.

                   -------------------------------------------------------------------------------------------
                                                   COMMITTEE MEMBERSHIP ROSTER
       ------------------------------------------------------------------------------------------------------------------
                                              BOARD AFFAIRS                                          EMPLOYEE AND
                                              AND CORPORATE     COMPENSATION AND                        PUBLIC
            NAME                  AUDIT        GOVERNANCE       EMPLOYEE BENEFITS     EXECUTIVE     RESPONSIBILITY      FINANCE
       ------------------------------------------------------------------------------------------------------------------
Paul A. Allaire                         X               X                                     X                X*

                   -------------------------------------------------------------------------------------------
Frans H.J.J. Andriessen                                                                                        X               X
                   -------------------------------------------------------------------------------------------
John H. Bryan                                           X                                     X*               X               X
                   -------------------------------------------------------------------------------------------
Duane L. Burnham                                                                                               X               X
                   -------------------------------------------------------------------------------------------
Charles W. Coker                                        X                   X*                X                X
                   -------------------------------------------------------------------------------------------
James S. Crown                                                              X                                                  X
                   -------------------------------------------------------------------------------------------
Willie D. Davis                         X                                                                                      X
                   -------------------------------------------------------------------------------------------
Vernon E. Jordan, Jr.                   X*              X                                     X                                X
                   -------------------------------------------------------------------------------------------
James L. Ketelsen                                       X                   X                 X                                X*
                   -------------------------------------------------------------------------------------------
Hans B. van Liemt                       X                                   X
                   -------------------------------------------------------------------------------------------
Joan D. Manley                                                              X                                  X
                   -------------------------------------------------------------------------------------------
C. Steven McMillan                                                                                             X               X
                   -------------------------------------------------------------------------------------------
Frank L. Meysman                                                                                               X               X
                   -------------------------------------------------------------------------------------------
Rozanne L. Ridgway                      X                                   X
                   -------------------------------------------------------------------------------------------
Judith A. Sprieser                                                                                             X               X
                   -------------------------------------------------------------------------------------------
Richard L. Thomas                       X               X*                  X                 X
                   -------------------------------------------------------------------------------------------
John D. Zeglis                          X                                                                      X

-------------------------------------------------------------------------------------------

-------------------------

* Chair

    AUDIT COMMITTEE. The Audit Committee provides oversight regarding accounting, auditing and financial reporting practices of Sara Lee. Each year it recommends to the Board of Directors a firm of independent public accountants to serve as auditors with whom it discusses the scope and results of their audit, non-audit services, fees for services and their independence in servicing Sara Lee. The Audit Committee meets with Sara Lee's internal auditors to discuss the work they perform and also is informed by management and the independent public accountants about the adequacy of compliance with Sara Lee's existing major accounting and financial policies; procedures and policies relative to the adequacy of Sara Lee's internal accounting controls; and compliance with the Foreign Corrupt Practices Act of 1977 and other federal and state laws relating to accounting practices. The Audit Committee met four times during the year.

    BOARD AFFAIRS AND CORPORATE GOVERNANCE COMMITTEE. The Board Affairs and Corporate Governance Committee reviews and considers directorship policies and practices from time to time, screens and recommends candidates for director, and reviews the management succession plan and executive resources. The Board Affairs and Corporate Governance Committee met once during the year. Candidates for director suggested by stockholders are considered by the Board Affairs and Corporate Governance Committee. Such suggestions, together with biographical information about the suggested candidate, should be submitted to the Secretary, Roderick A. Palmore, Sara Lee Corporation, Three First National Plaza, Chicago, Illinois 60602-4260.

    COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE. The Compensation and Employee Benefits Committee reviews and approves Sara Lee's compensation philosophy covering corporate officers and other key management employees; reviews the competitiveness of Sara Lee's total compensation practices; determines the annual base salaries and incentive awards to be paid to executive officers and approves the annual salaries of all corporate officers and certain other executives; reviews and approves salary ranges for corporate officers and other key management employees; approves the terms and conditions of proposed incentive plans applicable to corporate officers and other key management employees; approves and administers Sara Lee's employee benefit plans; and reviews and approves special hiring and severance arrangements with executive officers. None of the members is, or has ever been, an employee of Sara Lee. The Compensation and Employee Benefits Committee met three times during the year.

    EXECUTIVE COMMITTEE. The Executive Committee exercises the authority of the Board on such matters as are delegated to it by the Board of Directors from time to time and exercises the authority of the Board between meetings of the Board of Directors. The Executive Committee met once during the year.

    EMPLOYEE AND PUBLIC RESPONSIBILITY COMMITTEE. The Employee and Public Responsibility Committee provides oversight and guidance in those areas concerning Sara Lee's obligations to its employees and to its major public constituencies, including its stockholders, customers, consumers and the communities in which Sara Lee operates. The Employee and Public Responsibility Committee met three times during the year.

    FINANCE COMMITTEE. The Finance Committee reviews the Corporation's financial policies and performs other duties as requested by the Board of Directors from time to time. The Finance Committee met four times during the year.

                              DIRECTOR COMPENSATION

    Directors who are Sara Lee employees receive no fees for their services as directors. Outside directors receive an annual retainer of $65,000 and an annual grant of options to purchase 10,000 shares of common stock (11,000 shares for chairs of committees of the Board). The exercise price of these options is equal to the fair market value of Sara Lee's common stock on the date of grant. The options expire after ten years. The options are generally not transferable, except for transfers to immediate family members. Outside directors may elect to receive common stock, options to purchase common stock, or a combination of stock and options, in lieu of all or a portion of their annual retainer. Directors do not receive any meeting or attendance fees. Directors are eligible to receive restoration stock options upon exercise of their stock options.

    Outside directors may elect to defer part or all of their annual retainer under a non-qualified, unfunded deferred compensation plan. Deferred amounts are invested, at the election of the director, in an interest-bearing account or a stock equivalent account. The amounts deferred, plus interest and any appreciation, are paid in cash on dates selected by the director.

    During the 1999 fiscal year, Sara Lee paid fees for legal services performed by the law firm of Akin, Gump, Strauss, Hauer & Feld L.L.P., of which Vernon E. Jordan, Jr. is a senior partner.

                            SARA LEE STOCK OWNERSHIP
                       BY DIRECTORS AND EXECUTIVE OFFICERS

    This table indicates how much common stock and ESOP Stock the executive officers and directors beneficially owned as of September 1, 1999. In general, "beneficial ownership" includes those shares a director or executive officer has the power to vote, or the power to transfer, and stock options that are exercisable currently or become exercisable within 60 days. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

 ---------------------------------------------------------------------------------------------------------------
                                                            OPTIONS CURRENTLY    SHARE UNITS
                                                             EXERCISABLE OR          AND
                                              SHARES OF        EXERCISABLE          SHARE        SHARES OF ESOP
                   NAME                      COMMON STOCK    WITHIN 60 DAYS    EQUIVALENTS(3)         STOCK
 ---------------------------------------------------------------------------------------------------------------
Paul A. Allaire                                    45,218           57,860

            ----------------------------------------------------------------------------------------
Frans H.J.J. Andriessen                            14,998           41,332
            ----------------------------------------------------------------------------------------
John H. Bryan (1)(2)                            2,391,219        2,059,808           512,409              534
            ----------------------------------------------------------------------------------------
Duane L. Burnham (2)                               23,611           38,331
            ----------------------------------------------------------------------------------------
James R. Carlson (2)                              206,495          347,196            28,900              532
            ----------------------------------------------------------------------------------------
Charles W. Coker (1)                              101,002           80,542
            ----------------------------------------------------------------------------------------
James S. Crown                                     12,566           30,874
            ----------------------------------------------------------------------------------------
Willie D. Davis                                    29,110           37,216
            ----------------------------------------------------------------------------------------
Vernon E. Jordan, Jr.                              26,212           57,170               284
            ----------------------------------------------------------------------------------------
James L. Ketelsen                                  47,526           69,776
            ----------------------------------------------------------------------------------------
Hans B. van Liemt                                  17,535           36,928
            ----------------------------------------------------------------------------------------
Joan D. Manley                                     52,894           30,968
            ----------------------------------------------------------------------------------------
C. Steven McMillan (1)                            374,770        1,047,134            66,883              534
            ----------------------------------------------------------------------------------------
Frank L. Meysman (2)                              129,491        1,217,831           119,900
            ----------------------------------------------------------------------------------------
Rozanne L. Ridgway                                 16,206           36,016
            ----------------------------------------------------------------------------------------
Judith A. Sprieser (2)                            132,385          371,960            60,929              525
            ----------------------------------------------------------------------------------------
Richard L. Thomas (1)                             376,534           49,338             6,161
            ----------------------------------------------------------------------------------------
John D. Zeglis                                      4,842           20,000               458
            ----------------------------------------------------------------------------------------
Directors and Executive Officers as a
 group (21 persons)                             4,437,109        6,382,718           972,630            3,259

----------------------------------------------------------------------------------------

-------------------------

(1) Includes shares of common stock owned by relatives or held in trusts or partnerships for the benefit of relatives with respect to which the named persons disclaim any beneficial interest.

(2) Includes shares of common stock with respect to which the following directors and executive officers share voting and investment power with others: Mr. Bryan, 215,421 shares; Mr. Burnham, 23,611 shares; Mr. Carlson, 6,685 shares; Mr. Meysman, 6,234 shares; and Ms. Sprieser, 73,528 shares.

(3) Includes restricted shares and restricted share units granted under Sara Lee's 1998 Long-Term Incentive Stock Plan (and predecessor plans) and share unit balances held under the Executive Deferred Compensation Plan and the Director Deferred Compensation Plan. The value of share units and share equivalents mirrors the value of Sara Lee common stock. The amounts ultimately realized by the directors and executives will reflect all changes in the market value of Sara Lee common stock from the date of deferral or accrual until the date of payout. The share units and share equivalents do not have voting rights, but are credited with dividend equivalents.

    As of September 1, 1999, all directors and executive officers as a group beneficially owned 4,437,109 shares of common stock, or .50% of the outstanding shares of common stock, and 3,259 shares of ESOP Stock, or .09% of the outstanding shares of ESOP Stock. No person named in the table owns more than 1% of the outstanding shares of common stock or of the outstanding shares of ESOP Stock. Each share of ESOP Stock is convertible into eight shares of common stock.

    As of September 1, 1999, State Street Bank & Trust Company of Boston, 200 Newport Avenue, North Quincy, Massachusetts 02171, as Trustee for the ESOP, held 3,563,449 shares of ESOP Stock (all of the outstanding shares of ESOP Stock), of which 1,522,715 shares (43%) were allocated to participant accounts and 2,040,735 shares (57%) were unallocated shares. Each Sara Lee employee who participates in the ESOP is entitled to direct the Trustee how to vote the shares allocated to his or her account as well as a proportionate share of unallocated or unvoted shares.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation and Employee Benefits Committee is comprised of directors who are not employees or former employees of Sara Lee. Our responsibilities as committee members include the approval and administration of the compensation and benefit programs for Sara Lee's named executive officers whose compensation is shown in this proxy statement. To assist us in this process, we use the services of independent executive compensation consulting firms.

    GUIDING COMPENSATION PRINCIPLES:

    Sara Lee's executive compensation program is based upon the following principles. The program will:

    - support the attainment of Sara Lee's long and short-term strategic and financial objectives;

    - align executives' goals with our stockholders;

    - reward executives for continuous improvement in earnings per share and growth in stockholder value;

    - be competitive in comparison with Sara Lee's peer companies;

    - encourage significant ownership of Sara Lee stock; and

    - be performance-based with variable pay constituting a significant portion of total compensation.

    TYPES OF COMPENSATION:

    Sara Lee's executive compensation program consists of two main types of compensation:

    1. ANNUAL COMPENSATION which includes base salary and annual incentives. The amounts of any annual incentives paid are based upon the degree to which specific financial, strategic and non-financial objectives are accomplished.

    2. LONG-TERM COMPENSATION includes stock options and restricted stock units. The value of stock options and restricted stock units depends significantly upon the future value of Sara Lee stock.

    PEER GROUP:

    The companies used by Sara Lee for compensation comparisons consist of a select group of many of the largest global consumer products companies. Many of these companies are represented in the Peer Composite index shown in the Performance Graph on page 15. This peer group is used for comparisons of all components of the compensation package.

    ANNUAL COMPENSATION:

    BASE SALARY: We determine the appropriateness of executives' salaries by considering the responsibilities of their positions, their individual performance and by reference to the median salary levels paid by the peer group. Salary increases are considered annually and are based on both financial and non-financial results achieved by the executive during the preceding fiscal year.

    BONUS INCENTIVES: The annual incentive for the named executive officers is the lesser of:

    1. An incentive pool which is 1.5% of the net income in excess of that necessary to achieve a 10% return on average total common stockholders' equity, with 30% of the incentive pool allocated to the Chairman and the remainder divided equally among the other named executive officers, or

    2. An amount which is based upon the achievement of performance goals, set at the beginning of each fiscal year, such as earnings per share, return on capital, operating profit and non-financial objectives, including management development and diversity representation goals.

    LONG-TERM COMPENSATION:

    Under the 1998 Long-Term Incentive Stock Plan, we review and approve awards to Sara Lee's key executives in the form of stock options and restricted stock units. These awards provide a strong incentive for the executives to maximize long-term stockholder value.

    STOCK OPTIONS: All stock options have an option price equal to the market value of Sara Lee's stock on the grant date. The maximum term of each grant is typically ten years. The terms and conditions may vary based upon the country in which an employee lives, due to local tax or legal requirements. We set guidelines by executive level for the number of shares available for grant.

    RESTRICTED STOCK UNITS: The Long-Term Performance Incentive Plan (LTPIP) provides annual grants of restricted stock units to about 140 participants, including the named executive officers. These restricted stock units may be earned three years later based upon achievement of specific earnings per share and return on invested capital goals that we approve at the beginning of each three-year performance cycle. The LTPIP provides that no restricted stock units are earned for performance results at the "Threshold" level and as many as 125% of the original units granted may be earned for "Outstanding" results.

    LTPIP participants residing in the Netherlands, such as Mr. Meysman, received special performance-based stock options in lieu of restricted stock units for Dutch tax reasons.

    STOCK OWNERSHIP:

    We believe it is important to align executives' interests with those of our stockholders. Sara Lee's executives have a substantial portion of their incentive pay based upon Sara Lee's stock performance. Because we strongly believe that our executives should have a meaningful stake in Sara Lee, stock ownership guidelines now apply to about 1,300 of Sara Lee's key executives. The ownership requirements range from a minimum of 2,000 to a high of 300,000 shares. Expressed as a percentage of salary, the ownership requirements range from a low of about 40% to a high of about 700% of annual salary for these executives.

    To assist and encourage compliance with these ownership guidelines, Sara Lee has adopted restoration stock options as a feature within its stock option program. Restoration stock options encourage executives to accumulate shares of Sara Lee stock for purposes of exercising their stock options. Restoration stock options are granted when executives use currently owned shares to purchase the stock option shares. Restoration stock options are subject to the same terms and conditions as the original options they replace, except that the restoration options' exercise price is equal to the market value of Sara Lee's common stock on the date the restoration stock option is granted. In order to receive a restoration stock option, the market value of Sara Lee's stock must be at least 25% greater than the exercise price of the option on the date the option is exercised. A plan participant may receive restoration stock options only twice in the same calendar year.

    CHIEF EXECUTIVE'S COMPENSATION:

    Mr. Bryan's base salary has been capped at $928,200 since 1995 as a part of Sara Lee's strategy to maximize Sara Lee's tax deduction for executive compensation. The forgone value of Mr. Bryan's base salary increases and certain perquisites that were eliminated in 1995 are periodically replaced with restricted stock units.

    In addition to the provisions under the Performance-Based Annual Incentive Plan described earlier, we set specific financial and non-financial performance goals for Mr. Bryan at the beginning of fiscal year 1999. Diluted earnings per share and return on invested capital results accounted for 75% of his fiscal year 1999 incentive opportunity. The remaining 25% was related to other corporate strategic and individual performance goals. Sara Lee's diluted earnings per share results of $1.21 were a 9.0% increase over fiscal year 1998. Other goals for which Mr. Bryan was responsible included a stock repurchase initiative, succession planning activities and the completion of Sara Lee's Project 2000 restructuring program.

    Based upon our assessment of Mr. Bryan's and Sara Lee's performance during fiscal year 1999, he earned an annual incentive payment of $1,462,718 that represents 151.75% of his base salary earnings. This amount was below the maximum award possible under the Performance-Based Annual Incentive Plan.

    On August 27, 1998, Mr. Bryan was granted a stock option to purchase 500,000 shares of Sara Lee common stock at $24.03 per share, which was the market value on that date. This grant was subject to a normal three-year vesting schedule. Mr. Bryan was also granted 49,560 restricted stock units under the 1999-2001 Long-Term Performance Incentive Plan. This grant consisted of 16,160 shares which were granted to replace forgone salary increases and perquisites that were eliminated in order to maximize Sara Lee's tax deduction of executive compensation under Section 162(m) of the Internal Revenue Code. A total of 25,551 performance shares were released to Mr. Bryan at the end of fiscal year 1999 under the 1997-1999 Long-Term Performance Incentive Plan. This represented 91.9% of the restricted performance shares granted to Mr. Bryan in August 1996.

    TAX DEDUCTIBILITY OF COMPENSATION:

    Section 162(m) of the Internal Revenue Code limits the tax deductibility of certain compensation paid to named executive officers. This provision disallows the deductibility of certain compensation in excess of $1 million per year unless it is considered performance-based compensation under the tax code. We have adopted policies and practices that should ensure the maximum tax deduction possible under Section 162(m). However, we reserve the right to forego any or all of the tax deduction if we believe it to be in the best long-term interests of our stockholders.

    SUMMARY:

    We believe the compensation programs of Sara Lee are strategically integrated with Sara Lee's business plan and are properly aligned with stockholders' best interests. The programs allow Sara Lee to attract, retain and motivate exceptional managers and reward them appropriately for exceptional results. We continually monitor these programs and change them in recognition of the dynamic, global marketplace in which Sara Lee competes. Sara Lee will continue to emphasize performance and equity-based incentive plans that reward increased stockholders' returns.

Compensation and Employee Benefits Committee

 Charles W. Coker, Chairperson, James S. Crown, James L. Ketelsen, Hans B. van
        Liemt, Joan D. Manley, Rozanne L. Ridgway and Richard L. Thomas

PERFORMANCE GRAPH

         COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AS OF JUNE 30

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                              SARA LEE CORPORATION   PEER COMPOSITE    S&P 500

1994                                                                                           $100             $100       $100
1995                                                                                           $136             $120       $126
1996                                                                                           $161             $146       $159
1997                                                                                           $211             $188       $214
1998                                                                                           $288             $235       $279
1999                                                                                           $238             $208       $342
Assumes an investment of $100 on June 30, 1994, and the reinvestment of dividends.

Sara Lee has elected to utilize a weighted composite of the S&P Foods, Household Products and Textiles (Apparel) Manufacturers Indices because no single standardized industry index represents a comparable peer group. As of June 30, 1999, the three indices are comprised of the following companies: the S&P Foods Index -- Bestfoods, Campbell Soup Company, ConAgra, Inc., General Mills, Inc., H.J. Heinz Company, Hershey Foods Corporation, Kellogg Company, Nabisco Group Holdings, The Quaker Oats Company, Ralston Purina Group, Sara Lee Corporation, Unilever N.V., Wm. Wrigley Jr. Company; the S&P Household Products Index -- The Clorox Company, Colgate-Palmolive Company, Fort James Corporation, Kimberly-Clark Corporation, The Procter & Gamble Company; and the S&P Textiles (Apparel) Manufacturers Index -- Fruit of the Loom, Inc., Liz Claiborne, Inc., Russell Corp., VF Corporation. The returns on the Peer Composite index were calculated as follows: at the beginning of each fiscal year the amount invested in each S&P industry sector index was equivalent to the percentage of Sara Lee's operating profits in its food, household and body care and apparel businesses, respectively, for the preceding year. As a result, the investment allocation was re-weighted each year to reflect the profit percentage change that occurred in Sara Lee's business mix during the prior year.

SUMMARY COMPENSATION TABLE

    The table below shows the before-tax compensation for John H. Bryan, the Chairman and Chief Executive Officer of Sara Lee, and the four next highest compensated executive officers of Sara Lee. Share amounts in the table and the footnotes have been adjusted to reflect the 2-for-1 stock split effective December 21, 1998.

                                                                                                       LONG-TERM
                                                         ANNUAL COMPENSATION                          COMPENSATION
                                                                                                   AWARDS              PAYOUTS
                                                                                                         SECURITIES
                                                                          OTHER ANNUAL    RESTRICTED     UNDERLYING     LTIP
                                    FISCAL        SALARY       BONUS      COMPENSATION       STOCK        OPTIONS      PAYOUTS
  NAME AND PRINCIPAL POSITION        YEAR          ($)          ($)           ($)        AWARDS($)(2)      (#)(3)        ($)
John H. Bryan                           1999      963,900(1)  1,462,718     287,959(5)      1,189,440      500,000           --
Chairman of the Board                                                                                    1,259,808(3)
and Chief Executive Officer             1998      928,200     1,819,272     140,817         2,755,200    1,500,000      117,843
                                                                                                         1,062,680(3)
                                        1997      928,200     1,241,468      89,128           400,000      400,000      178,364
                                                                                                           809,182(3)
C. Steven McMillan                      1999      769,038       895,391     106,459(5)        600,000      250,000           --
President and Chief                                                                                        220,378(3)
Operating Officer                       1998      700,000     1,021,300       6,870         1,845,000      750,000       18,023
                                                                                                           341,244(3)
                                        1997      617,308       661,754      31,821           208,000      200,000      125,344
                                                                                                           229,066(3)
Judith A. Sprieser                      1999      449,039       369,883          --           336,000      120,000           --
Executive Vice                                                                                             182,552(3)
President and Chief Financial           1998      393,846       367,064          --           676,500      240,000       26,289
Officer                                                                                                     87,390(3)
                                        1997      364,539       297,099         490            96,000      100,000       38,648
                                                                                                            31,560(3)
Frank L. Meysman(6)                     1999      462,121       485,566          --                --      178,000           --
Executive Vice                          1998      415,636       476,069          --         2,900,000      570,000           --
President                                                                                                   33,880(3)
                                        1997      398,050       377,869      10,063                --      110,000           --
                                                                                                            24,698(3)
James R. Carlson                        1999      473,769       255,617       1,709           345,600      120,000           --
Senior Vice President                                                                                       98,992(3)
                                        1998      440,000       399,877         708           984,000      260,000        2,884
                                                                                                           148,186(3)
                                        1997      324,817       266,025         863                --       70,000       45,124
                                                                                                            24,474(3)

                                    ALL OTHER
                                   COMPENSATION
  NAME AND PRINCIPAL POSITION         ($)(4)
John H. Bryan                          149,745
Chairman of the Board
and Chief Executive Officer            265,484
                                        58,472
C. Steven McMillan                     111,064
President and Chief
Operating Officer                      145,714
                                        52,162
Judith A. Sprieser                      48,593
Executive Vice
President and Chief Financial           67,117
Officer
                                        24,203
Frank L. Meysman(6)                         --
Executive Vice                              --
President
                                            --
James R. Carlson                        67,484
Senior Vice President
                                        79,571
                                        26,575

-----------------------------

(1) Mr. Bryan's salary is capped at $928,200. His salary for the 1999 fiscal year reflects an additional pay period.

(2) Market value of restricted stock units on the date of grant. Dividends on the restricted stock units are escrowed during the three-year performance cycle. Dividends and interest on the escrowed dividends are distributed at the end of the performance cycle in the same proportion as the restrictions on the restricted stock units lapse. The restrictions lapse if, and only to the extent that, certain performance goals are met. To the extent the performance goals are not attained, the restricted stock units, the escrowed dividends and interest will be forfeited. In the event of a change of control, the Compensation and Employee Benefits Committee may provide for the vesting of the restricted stock units. As of July 3, 1999, the market value and aggregate number of all restricted stock units held by Messrs. Bryan, McMillan, Meysman and Carlson and Ms. Sprieser were, respectively, $4,701,600 (208,960), $2,880,000 (128,000), $2,250,000 (100,000), $1,404,000
    (62,400) and $1,192,500 (53,000).

(3) These options are restoration stock options granted during fiscal years 1997, 1998 and 1999 and are described in the stock option table on the next page.

(4) The amounts reported in this column for fiscal year 1999 include (i) all amounts allocated to the following officers under the ESOP and a supplemental benefit plan: Mr. Bryan, $146,299, Mr. McMillan, $81,714, Mr. Carlson, $39,713 and Ms. Sprieser, $36,650, (ii) interest accrued at above-market rates (as defined by the rules of the Securities and Exchange Commission) on compensation deferred for prior periods by the following officers: Mr. Bryan, $3,446, Mr. McMillan, $2,401 and Mr. Carlson, $194, and
    (iii) premiums paid by Sara Lee in connection with universal life insurance policies which are owned by certain of the following officers: Mr. McMillan, $26,949, Mr. Carlson, $27,577 and Ms. Sprieser, $11,943.

(5) The amounts reported for Mr. Bryan and Mr. McMillan include $223,257 and $72,191, respectively, for the personal use of corporate transportation.

(6) Mr. Meysman's compensation information contained in this proxy statement has been converted from Dutch guilders to U.S. dollars based upon an average foreign exchange rate.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table gives more information on stock options granted during the last fiscal year.

                                                                                            POTENTIAL REALIZABLE VALUE
                                                                                            AT ASSUMED ANNUAL RATES OF
                                                                                             STOCK PRICE APPRECIATION
                                                                                                 FOR OPTION TERM
                                                       % OF TOTAL
                                                         OPTIONS
                               NUMBER OF SECURITIES    GRANTED TO
                                    UNDERLYING          EMPLOYEES   EXERCISE
                                 OPTIONS GRANTED        IN FISCAL   PRICE(2)   EXPIRATION     5% (3)        10% (3)
           NAME                       (#)(1)              YEAR       ($/SH)       DATE          ($)           ($)
John H. Bryan                     New Grant (2)
                                     500,000                 2.94     24.0300     8/27/08     7,556,169     19,148,816
                               Restoration Options
                                      74,112                 0.44     30.1875     8/30/05       880,635      2,041,321
                                      98,350                 0.58     30.1875     8/28/06     1,374,361      3,273,452
                                     410,504                 2.42     30.1875     8/28/07     6,642,886     16,268,609
                                     193,004                 1.14     30.1875     8/24/04     1,900,518      4,287,251
                                     146,650                 0.86     30.1875     8/30/05     1,742,568      4,039,288
                                      97,518                 0.57     30.1875     8/28/06     1,362,734      3,245,760
                                      38,668                 0.23     30.1875     8/25/03       307,048        674,740
                                     124,724                 0.73     30.1875      7/1/02       730,760      1,559,226
                                      76,278                 0.45     30.1875     8/25/03       605,695      1,331,018

C. Steven McMillan                New Grant (2)
                                     250,000                 1.47     24.0300     8/27/08     3,778,084      9,574,408
                               Restoration Options
                                      33,582                 0.20     30.3750     8/30/05       401,706        931,228
                                      45,402                 0.27     30.3750     8/28/06       638,666      1,521,290
                                      16,262                 0.10     30.3750     8/25/03       130,016        285,731
                                     125,132                 0.74     30.3750     8/28/07     2,038,277      4,992,181
Judith A. Sprieser                New Grant (2)
                                     120,000                 0.71     24.0300     8/27/08     1,813,481      4,595,716
                               Restoration Options
                                      39,178                 0.23     27.2050     8/30/05       429,699        999,820
                                      6,774                  0.04     27.2050      7/1/02        37,273         79,812
                                       964                   0.01     27.2050     8/25/03         7,125         15,714
                                      46,452                 0.27     27.2050     8/28/06       597,642      1,428,963
                                      4,985                  0.03     26.0938     8/28/06        56,761        133,808
                                      13,742                 0.08     26.0938     8/25/03        86,104        187,389
                                      70,457                 0.41     26.0938     8/28/07       934,293      2,264,186
Frank L. Meysman                  New Grants (2)
                                     150,000                 0.88     24.5150     8/26/03     1,016,584      2,246,545
                                      28,000                 0.16     24.5150     8/26/03       189,762        419,355
James R. Carlson                  New Grant (2)
                                     120,000                 0.71     24.0300     8/27/08     1,813,481      4,595,716
                               Restoration Options
                                      10,016                 0.06     29.7344     8/30/05       116,841        270,697
                                      17,318                 0.10     29.7344     8/28/06       237,668        565,778
                                      71,658                 0.42     29.7344     8/28/07     1,139,123      2,788,241
                                                                                                   12.3
All Stockholders                       N.A.                  N.A.        N.A.        N.A.       billion   31.3 billion

-------------------------

(1) The table includes both new options and restoration stock options granted upon the exercise of existing options. The grant of a restoration stock option upon the exercise of an existing option is intended to promote increased employee share ownership by encouraging the early exercise of existing options. The grant of a restoration stock option (as described on pages 13-14) does not result in an increase in the total combined number of shares and options held by an employee. The options shown in the table are generally not transferable, except for transfers to immediate family members.

(2) Exercise price equals 100% of the fair market value of the common stock on the date of grant and may be exercised within 10 years, except for Mr. Meysman, whose options may be exercised within five years due to Dutch tax laws. As noted in the report of the Compensation and Employee Benefits Committee of the Board of Directors, the options generally become exercisable in three equal annual installments, on the first three anniversary dates of the date of grant. No option may be exercised until the expiration of one year from the date of grant, except that Mr. Meysman's options are exercisable immediately due to Dutch tax laws. In the event of a change of control of Sara Lee, the Compensation and Employee Benefits Committee may provide for appropriate adjustments, including acceleration of vesting.

(3) The dollar amounts indicated in these columns are the result of calculations assuming growth rates required by the rules of the Securities and Exchange Commission. These growth rates are not intended by Sara Lee to forecast future appreciation, if any, of the price of common stock, and Sara Lee expressly disclaims any representation to that effect.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table shows the number and value of stock options (exercised and unexercised) for Messrs. Bryan, McMillan, Meysman and Carlson and Ms. Sprieser during the last fiscal year.

                                                                 NUMBER OF
                                                           SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS       IN-THE- MONEY OPTIONS AT
                                                         AT FISCAL YEAR-END (#) (1)   FISCAL YEAR-END ($) (2)
                                 SHARES
                              ACQUIRED ON      VALUE
            NAME              EXERCISE(#)   REALIZED($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
John H. Bryan                   1,802,682   10,300,067    1,259,808     1,633,334            --     2,584,811
C. Steven McMillan                332,516    3,821,404      647,134       816,668       262,501     1,292,412
Judith A. Sprieser                246,570    2,246,866      162,776       402,518            --       488,589
Frank L. Meysman                    5,180       55,049    1,042,236            --     2,755,520            --
James R. Carlson                  130,042    1,364,244      197,196       316,668            --       449,428

-------------------------

(1) Represents the number of shares of common stock underlying options held by each named executive officer.

(2) Calculated based on the share price of common stock on July 2, 1999 (the last business day of the fiscal year) of $22.28 less the option exercise price. An option is in-the-money if the market value of the common stock subject to the option exceeds the exercise price.

EMPLOYMENT AGREEMENTS

    Mr. Meysman has employment agreements with Sara Lee and Sara Lee/DE N.V., a subsidiary of Sara Lee (Sara Lee/DE). Under the agreements, Mr. Meysman currently receives an annual base salary of 950,000 Dutch guilders (approximately $480,000). Mr. Meysman also participates in Sara Lee's annual short-term incentive plans, long-term incentive plans and deferred compensation plans on a basis commensurate with other officers of Sara Lee. Mr. Meysman's agreement with Sara Lee may be terminated at any time. Mr. Meysman's agreement with Sara Lee/DE generally may be terminated upon six months' prior notice, at which time his participation in Sara Lee's plans ceases. Generally, if Mr. Meysman's employment is terminated without cause, he is entitled to severance equal to at least one year's salary plus other benefits which are described below in the description of Sara Lee's severance plans. If Mr. Meysman's employment is terminated at the option of Sara Lee/DE after age 57 1/2, or at his option after age 60, he will be paid 90% of his base salary for the first year following such termination of employment and 80% of his base salary for each year thereafter until he reaches age 62, subject to reduction under certain circumstances. In April, 1998, Mr. Meysman was awarded 100,000 restricted share units which will remain restricted until April, 2003, at which time the restricted share units vest, provided Mr. Meysman remains continually in the employ of Sara Lee.

SEVERANCE PLANS

    Sara Lee has a severance policy for all corporate officers of Sara Lee. The policy provides that if an officer's employment is terminated without cause, the officer will receive between 12 and 24 months of salary as severance payments. The amount of actual severance payments depends on the officer's position, length of service and age. Officers also receive a partial payment under the incentive plans applicable to the fiscal year in which the termination occurs. The terminated officer's participation in Sara Lee's insurance plans, except for disability insurance (which ends on the date of termination of employment), will continue for the same number of months for which he or she is receiving severance payments. At the discretion of the Chief Executive Officer of Sara Lee, the severance payments may be increased by up to six months' salary, if the terminated officer is 50 years of age or older, or up to three months' salary, if the terminated officer is 40 to 49 years of age. Severance payments terminate if the terminated officer becomes employed by a competitor of Sara Lee.

RETIREMENT PLANS

    The following table shows the approximate annual pension benefits payable under Sara Lee's qualified pension plan, as well as a nonqualified supplemental benefit plan. The compensation covered by the pension program is based on an employee's annual salary and bonus. The amounts payable under the pension program are computed on the basis of a straight-life annuity and are not subject to deduction for Social Security benefits or other amounts. Benefits accrued under a defined benefit supplemental plan with present values exceeding $100,000 for participants age 55 and older and $300,000 for participants who have not yet attained the age of 55 are funded with periodic payments by Sara Lee to individual trusts established by the participants.

            ESTIMATED ANNUAL NORMAL RETIREMENT PENSION
            BASED UPON THE INDICATED CREDITED SERVICE
  FINAL
 AVERAGE
COMPENSATION 10 YEARS  15 YEARS   25 YEARS   35 YEARS
$ 750,000   $ 131,250  $ 196,875  $ 328,125  $ 459,375
 1,000,000    175,000    262,500    437,500    612,500
 1,250,000    218,750    328,125    546,875    765,625
 1,500,000    262,500    393,750    656,250    918,750
 1,750,000    306,250    459,375    765,625  1,071,875
 2,000,000    350,000    525,000    875,000  1,225,000
 2,250,000    393,750    590,625    984,375  1,378,125
 2,500,000    437,500    656,250  1,093,750  1,531,250
 2,750,000    481,250    721,875  1,203,125  1,684,375

    As of September 1, 1999, Messrs. Bryan, McMillan and Carlson and Ms. Sprieser had 25, 21, 26 and 12 years of credited service, respectively, under the pension plan and Mr. Bryan has additional accrued benefits under a predecessor pension plan of a company acquired by Sara Lee. Mr. Meysman has 9 years of credited service under the pension plans of Sara Lee/DE N.V., a subsidiary of Sara Lee. He does not participate in Sara Lee's pension plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the 1999 fiscal year, various subsidiaries of Sara Lee spent approximately $960,000 to purchase truck trailers, parts and related services from Great Dane Limited Partnership, a partnership in which James S. Crown and members of his immediate family have an interest.

 PROPOSAL TO APPROVE THE 1999 NON-EMPLOYEE DIRECTOR STOCK PLAN

    Sara Lee's Board of Directors adopted the 1999 Non-Employee Director Stock Plan on August 26, 1999, subject to approval by the stockholders at the Annual Meeting.

    The Board believes that the ownership of Sara Lee common stock by directors supports the maximization of long-term stockholder value by aligning the interests of directors with those of stockholders. The Plan is designed to facilitate the ownership of common stock by outside directors by providing for the grant of stock options to non-employee directors, and by permitting non-employee directors to elect to receive all or a portion of their annual retainer in common stock, options to purchase common stock or a combination of common stock and options.

SUMMARY OF THE PLAN

    We have summarized the material terms of the Plan below. We have also attached a copy of the Plan as Exhibit A to this Proxy Statement. You should read the Plan.

    The purpose of the Plan is to promote the long-term growth of Sara Lee by enhancing Sara Lee's ability to attract and retain highly qualified and capable non-employee directors with diverse backgrounds and experience and by increasing the proprietary interest of non-employee directors in Sara Lee. Only non-employee directors of Sara Lee will participate in the Plan. Sara Lee currently has 13 non-employee directors.

    Under the Plan, each non-employee director will receive an annual grant of an option to purchase 10,000 shares of Sara Lee common stock (11,000 shares in the case of each chair of a standing committee of the Board), and may elect to receive common stock, or options to purchase common stock, or a combination of both, in lieu of all or a portion of his or her annual retainer. Non-employee directors currently receive an annual retainer of $65,000. In addition, as described below, restoration stock options may be granted upon the exercise of an option. One-tenth of one percent of the outstanding shares of common stock as of the last day of any fiscal year (approximately 880,000 shares as of July 3, 1999) will be available for the award of shares and the grant of stock options under the Plan during the next fiscal year, subject to adjustment in the event of stock splits, stock dividends or changes in corporate structure affecting the common stock.

    If the Plan is approved by stockholders, each non-employee director will be granted an option to purchase 10,000 shares of common stock, and each non-employee director who serves as a chairperson of a committee of the Board will receive an additional option to purchase 1,000 shares of common stock, on the date of the last regularly scheduled meeting of the Board held in August of each year beginning in 2000 and ending in 2009. If a non-employee director begins service on a date other than the date of the annual meeting of Sara Lee stockholders in any year, the number of shares subject to the option will be prorated. Each non-employee director may also elect to receive a portion of his or her annual retainer in common stock or options to purchase common stock. The number of shares of common stock issuable will be based upon the fair market value per share of common stock on the date the common stock is awarded, and will be determined by dividing the fair market value into the amount of the annual retainer that the director elected to receive in common stock. The number of stock options granted will be determined by multiplying the amount of the annual retainer that the director elected to receive in stock options by four, then dividing by the fair market value on the date the options are granted.

    The exercise price per share of all stock options granted under the Plan will be 100% of the fair market value per share of common stock on the grant date. For any date, fair market value means the average of the highest and lowest quoted sale prices per share reported on the New York Stock Exchange Composite Transactions Tape. The fair market value of Sara Lee common stock on September 1, 1999 was $22.53. Options granted on or after the date of the last regularly scheduled meeting of the Board held in August of any year and prior to November 1 of that year will fully vest on that November 1. Options granted on or after November 1 of any year and prior to date of the last regularly scheduled meeting of the Board held in the next following August will vest immediately. All options will become fully exercisable six months after the date of grant. Options may be exercised until the tenth anniversary of the date of grant. Options may be exercised either by the payment of cash in the amount of the aggregate option price or by surrendering (or attesting to ownership of) shares of common stock owned by the director for at least six months prior to the date the option is exercised, or a combination of both, having a combined value equal to the aggregate option price of the shares subject to the option or portion of the option being exercised. Each option will provide for the grant of a restoration stock option if the exercise price and related tax obligations (calculated as if Sara Lee had tax withholding obligations) are satisfied by tendering (or attesting to the ownership of) shares of common stock to, or having shares withheld by, Sara Lee. Restoration stock options may be granted to a non-employee director up to two times in any calendar year. A restoration stock option would cover the number of shares of common stock so tendered or withheld, would have an exercise price of 100% of the fair market value as of the date of exercise of the original stock option, would be fully exercisable six months after the date of grant of the restoration stock option, and would have a term equal to the remaining term of the original stock option. Shares of common stock will be transferred to a director upon being awarded, except that shares of common stock awarded in respect of, and prior to, any one-year period beginning on November 1 of any year will be transferred to a director after the first annual meeting of stockholders held after the award.

    Options granted under the Plan will not be transferable by the director other than by will or the laws of descent and distribution, unless the Compensation and Employee Benefits Committee of the Board provides for the transferability of an option in the stock option agreement.

    Upon the occurrence of a "change of control" of Sara Lee as defined in the Plan, any and all outstanding options granted under the Plan become immediately vested and exercisable and any and all stock certificates representing shares awarded to a director that Sara Lee has not previously transferred to the director will be transferred to the director, together with any dividend equivalents.

FEDERAL INCOME TAX CONSEQUENCES

    The grant of an option under the Plan will not result in income for the director or in a deduction for Sara Lee. The exercise of an option will generally result in compensation income for the director and a deduction for Sara Lee, in each case measured by the difference between the exercise price and the fair market value of the shares at the time of exercise.

    The receipt of shares of common stock under the Plan will generally result in compensation income for the director and a deduction for Sara Lee, based on the fair market value of the shares on the date awarded.

ADMINISTRATION OF THE PLAN

    The Compensation and Employee Benefits Committee of the Board will administer the Plan. Awards to non-employee directors who are foreign nationals may have terms and conditions different from those specified in the Plan as the Committee may determine to promote achievement of the purposes of the Plan. The Board may amend or terminate the Plan at any time, but the terms and conditions of any award or option granted under the Plan may not be adversely modified without the director's consent. The Plan will terminate on August 26, 2009, unless terminated earlier by the Board.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR THE APPROVAL OF THE 1999 NON-EMPLOYEE DIRECTOR STOCK PLAN.

                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    Upon the recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP to serve as the independent public accountants of Sara Lee for its fiscal year ending July 1, 2000. The Board seeks to have the stockholders ratify the appointment of Arthur Andersen. Arthur Andersen, which has served as the independent public accountants of Sara Lee since 1965, follows a policy of rotating the partner in charge of Sara Lee's audit every seven years. Sara Lee paid Arthur Andersen approximately $7.3 million for audit and audit-related fees during the past fiscal year. Representatives of Arthur Andersen will be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. If the appointment of Arthur Andersen is not ratified by the stockholders, the Board of Directors may appoint other independent public accountants based upon the recommendation of the Audit Committee.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2000.

                                OTHER INFORMATION

STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

    Sara Lee's Bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must generally be given in writing to the Secretary of Sara Lee at the principal executive office of Sara Lee not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2000 Annual Meeting must be received by the Secretary after the close of business on July 31, 2000, and prior to the close of business on August 29, 2000. Proposals should be mailed to Sara Lee Corporation, to the attention of Sara Lee's Secretary, Roderick A. Palmore, Three First National Plaza, Chicago, Illinois 60602-4260. A copy of the Bylaws may be obtained from Roderick A. Palmore, Sara Lee's Secretary, by written request to the same address.

    In addition, if you wish to have your proposal considered for inclusion in Sara Lee's 2000 Proxy Statement, we must receive it on or before May 23, 2000.

SARA LEE'S FORM 10-K

    A copy of Sara Lee's Annual Report on Form 10-K for the fiscal year ended July 3, 1999, as filed with the Securities and Exchange Commission, will be sent to any stockholder without charge upon written request addressed to Sara Lee Corporation, to the attention of the Investor Relations and Corporate Affairs Department, Three First National Plaza, Chicago, Illinois, 60602-4260.

EXPENSES OF SOLICITATION

    This solicitation is being made by mail, but may also be made by telephone or in person by Sara Lee officers and employees (without additional compensation). In addition, we have hired Morrow & Co., Inc. for $14,000 plus associated costs and expenses to assist in the solicitation. Sara Lee will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

                                                                       EXHIBIT A

                                     [LOGO]

               -------------------------------------------------

                     1999 NON-EMPLOYEE DIRECTOR STOCK PLAN
               -------------------------------------------------

                        ARTICLE I -- PURPOSE OF THE PLAN

    The purpose of the Sara Lee Corporation 1999 Non-Employee Director Stock Plan is to promote the long-term growth of Sara Lee Corporation by increasing the proprietary interest of Non-Employee Directors in Sara Lee Corporation and to attract and retain highly qualified and capable Non-Employee Directors.

                            ARTICLE II -- DEFINITIONS

    Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

    2.1 "ANNUAL RETAINER" means the annual cash retainer fee payable by the Corporation to a Non-Employee Director for services as a director of the Corporation, as such amount may be changed from time to time.

    2.2 "AWARD" means an award granted to a Non-Employee Director under the Plan in the form of Options or Shares, or any combination thereof.

    2.3 "BOARD" means the Board of Directors of Sara Lee Corporation.

    2.4 "CORPORATION" means Sara Lee Corporation.

    2.5 "FAIR MARKET VALUE" means, with respect to any date, the average between the highest and lowest sale prices per Share on the New York Stock Exchange Composite Transactions Tape on such date, provided that if there shall be no sales of Shares reported on such date, the Fair Market Value of a Share on such date shall be deemed to be equal to the average between the highest and lowest sale prices per Share on such Composite Tape for the last preceding date on which sales of Shares were reported.

    2.6 "OPTION" means an option to purchase Shares awarded under Article VIII or IX which does not meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, or any successor law.

    2.7 "OPTION GRANT DATE" means the date upon which an Option is granted to a Non-Employee Director.

    2.8 "OPTIONEE" means a Non-Employee Director of the Corporation to whom an Option has been granted or, in the event of such Non-Employee Director's death prior to the expiration of an Option, such Non-Employee Director's executor, administrator, beneficiary or similar person, or, in the event of a transfer permitted by Article VII hereof, such permitted transferee.

    2.9 "NON-EMPLOYEE DIRECTOR" means a director of the Corporation who is not an employee of the Corporation or any subsidiary of the Corporation.

   2.10 "PLAN" means the Sara Lee Corporation 1999 Non-Employee Director Stock Plan, as amended and restated from time to time.

   2.11 "STOCK AWARD DATE" means the date on which Shares are awarded to a Non-Employee Director.

   2.12 "SHARES" means Shares of the Common Stock, par value $.01 per share, of the Corporation.

   2.13 "STOCK OPTION AGREEMENT" means a written agreement between a Non-Employee Director and the Corporation evidencing an Option.

                    ARTICLE III -- ADMINISTRATION OF THE PLAN

    3.1 ADMINISTRATOR OF THE PLAN. The Plan shall be administered by the Compensation and Employee Benefits Committee of the Board ("Committee").

    3.2 AUTHORITY OF COMMITTEE. The Committee shall have full power and authority to: (i) interpret and construe the Plan and adopt such rules and regulations as it shall deem necessary and advisable to implement and administer the Plan and (ii) designate persons other than members of the Committee to carry out its responsibilities, subject to such limitations, restrictions and conditions as it may prescribe, such determinations to be made in accordance with the Committee's best business judgment as to the best interests of the Corporation and its stockholders and in accordance with the purposes of the Plan. The Committee may delegate administrative duties under the Plan to one or more agents as it shall deem necessary or advisable.

    3.3 DETERMINATIONS OF COMMITTEE. A majority of the Committee shall constitute a quorum at any meeting of the Committee, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or a meeting of the Committee by a written consent signed by all members of the Committee.

    3.4 EFFECT OF COMMITTEE DETERMINATIONS. No member of the Committee or the Board shall be personally liable for any action or determination made in good faith with respect to the Plan or any Award or to any settlement of any dispute between a Non-Employee Director and the Corporation. Any decision or action taken by the Committee or the Board with respect to an Award or the administration or interpretation of the Plan shall be conclusive and binding upon all persons.

                       ARTICLE IV -- AWARDS UNDER THE PLAN

    Awards in the form of Options shall be granted to Non-Employee Directors in accordance with Article VIII. Awards in the form of Options or Shares, or a combination thereof, may be granted to Non-Employee Directors in accordance with
Article IX. Each Option granted under the Plan shall be evidenced by a Stock Option Agreement. Each Option granted under the Plan shall provide for the grant of a replacement Option if (1) the purchase price of the Shares subject to the original Option is satisfied by surrendering (or attesting to the ownership of) Shares in accordance with Section 8.3 and (2) the Fair Market Value per Share on the date of exercise is not less than 125% of the purchase price per Share of the original Option. Each replacement Option shall (i) be an Option to purchase the number of Shares surrendered (either actually or by attestation), plus the number of Shares that the Optionee would have surrendered to pay withholding taxes, calculated as if such Optionee had been obligated to pay such taxes and had surrendered Shares to satisfy such obligation, (ii) be fully exercisable on and after that date which is six months after the Option Grant Date of the replacement

Option, (iii) have a purchase price per Share equal to 100% of the Fair Market Value per Share on the Option Grant Date of the replacement Option and (iv) have a term equal to the remaining term of the original Option. Notwithstanding the foregoing, replacement Options may be granted to a Non-Employee Director under this Article IV not more than twice in any calendar year.

                            ARTICLE V -- ELIGIBILITY

    Non-Employee Directors of the Corporation shall be eligible to participate in the Plan in accordance with Articles VIII and IX.

                    ARTICLE VI -- SHARES SUBJECT TO THE PLAN

    Subject to adjustment as provided in Article XII, the aggregate number of Shares available for all grants of Options and awards of Shares in any fiscal year shall be one-tenth (1/10) of one (1) percent of the outstanding Shares as of the last day of the immediately preceding fiscal year.

                    ARTICLE VII -- TRANSFERABILITY OF OPTIONS

    Options granted under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution, except that the Committee may provide for the transferability of any particular Option in the manner set forth in the related Stock Option Agreement.

                      ARTICLE VIII -- NON-ELECTIVE OPTIONS

    Each Non-Employee Director shall be granted Options, subject to the following terms and conditions:

    8.1 TIME OF GRANT. On the date of the last regularly scheduled meeting of the Board held in August of each year beginning in 2000 (or, if later, on the date on which a person is first elected or begins to serve as a Non-Employee Director), each person who is a Non-Employee Director and who is not the chair of a standing committee of the Board shall be granted an Option to purchase 10,000 Shares (which number shall be pro-rated if such Non-Employee Director is first elected or begins to serve as a Non-Employee Director on a date other than the date of an annual meeting of stockholders) and each Non-Employee Director who is the chair of a standing committee of the Board shall be granted an Option to purchase 11,000 Shares (of which number 10,000 shall be pro-rated if such Non-Employee Director is first elected or begins to serve as a Non-Employee Director on a date other than the date of an annual meeting of stockholders and 1,000 shall be pro-rated if such Non-Employee Director first begins to serve as a chairperson on a date other than the date of an annual meeting of stockholders). If a person is first elected or begins to serve as a Non-Employee Director after the date of the last regularly scheduled meeting of the Board held in August 1999 and prior to the date of the last regularly scheduled meeting of the Board held in August 2000, on the date on which that person is first elected or begins to serve as a Non-Employee Director that person shall be granted an Option to purchase 10,000 Shares (which number shall be pro-rated based upon the date that such Non-Employee Director is first elected or begins to serve as a Non-Employee Director) and, if that person is the chair of a standing committee of the Board, that person shall be granted an Option to purchase 1,000 Shares (which number shall be pro-rated based upon the date that such Non-Employee Director first begins to serve as a chairperson) on the date that person first begins to serve as a chairperson.

    8.2 PURCHASE PRICE. The purchase price per Share under each Option granted pursuant to this Article shall be 100% of the Fair Market Value per Share on the Option Grant Date.

    8.3 VESTING AND EXERCISE OF OPTIONS. Subject to Article X, each Option granted to a Non-Employee Director on or after the date of the last regularly scheduled meeting of the Board held in August of any year beginning in 1999 and prior to November 1 of that year shall be fully vested on November 1 of that year; PROVIDED, HOWEVER, that in the event such Non-Employee Director is not a Director of the Corporation on November 1 of that year, the Option shall be forfeited. Each Option granted on or after November 1 of any year and prior to the date of the last regularly scheduled meeting of the Board held in the next following August shall be fully vested on and after the Option Grant Date. Each Option shall be fully exercisable on and after the date which is six months after the Option Grant Date and, subject to Article X, shall not be exercisable prior to such date. In no event shall the period of time over which the Option may be exercised exceed ten years from the Option Grant Date. An Option, or portion thereof, may be exercised in whole or in part only with respect to whole Shares.

    Shares shall be issued to the Optionee pursuant to the exercise of an Option only upon receipt by the Corporation from the Optionee of payment in full either in cash or by surrendering (or attesting to the ownership of) Shares together with proof acceptable to the Committee that such Shares have been owned by the Optionee for at least six months prior to the date of exercise of the Option, or a combination of cash and Shares, in an amount or having a combined value equal to the aggregate purchase price for the Shares subject to the Option or portion thereof being exercised. The Shares issued to an Optionee for the portion of any Option exercised by attesting to the ownership of Shares shall not exceed the number of Shares issuable as a result of such exercise (determined as though payment in full therefor were being made in cash) less the number of Shares for which attestation of ownership is submitted. The value of owned Shares submitted (directly or by attestation) in full or partial payment for the Shares purchased upon exercise of an Option shall be equal to the aggregate Fair Market Value of such owned Shares on the date of the exercise of such Option.

                    ARTICLE IX -- ELECTIVE OPTIONS AND SHARES

    Each Non-Employee Director shall be granted Options or Shares, or a combination thereof, subject to the following terms and conditions:

    9.1 GRANT OF OPTIONS OR SHARES. On the day of the last regularly scheduled meeting of the Board held in August of each year beginning in 1999, Options or Shares, or a combination thereof, shall be granted to each Non-Employee Director who, at least ten business days prior thereto, files with the Committee or its designee a written election to receive Options or Shares, or a combination thereof, in lieu of all or a portion of such Non-Employee Director's Annual Retainer for the one-year period beginning on the next following November 1. In the event a Non-Employee Director does not file a written election in accordance with the preceding sentence, Options or Shares, or a combination thereof, shall be granted to such Non-Employee Director on the tenth business day after the date such Non-Employee Director files with the Committee or its designee a written election to receive Options or Shares, or a combination thereof, in lieu of all or a portion of such Non-Employee Director's Annual Retainer. An election pursuant to the first sentence of this Section 9.1 shall be irrevocable on and after the tenth business day prior to the date of grant of the Options or Shares, as the case may be. An election pursuant to the second sentence of this
Section 9.1 shall be irrevocable.

    9.2 NUMBER AND TERMS OF OPTIONS. The number of Shares subject to an Option granted pursuant to this Article shall be the number of whole Shares equal to
(i) the product of four (4) times the portion of the Annual Retainer which the Non-Employee Director has elected pursuant to Section 9.1 to be payable in Options, divided by (ii) the Fair Market Value per Share on the Option Grant Date.

Any fraction of a Share shall be disregarded and the remaining amount of such Annual Retainer shall be paid in cash. The purchase price per Share under each Option granted pursuant to this Article shall be 100% of the Fair Market Value per Share on the Option Grant Date. Each Option granted pursuant to this Article shall be vested and exercisable in accordance with Section 8.3; PROVIDED, HOWEVER, that in the event a Non-Employee Director is not a director of the Corporation on the date the Option would otherwise vest in accordance with the first sentence of Section 8.3, the Option shall be forfeited.

    9.3 NUMBER OF SHARES. The number of Shares granted pursuant to this Article shall be the number of whole Shares equal to (i) the portion of the Annual Retainer which the Non-Employee Director has elected pursuant to Section 9.1 to be payable in Shares, divided by (ii) the Fair Market Value per Share on the Stock Award Date. Any fraction of a Share shall be disregarded and the remaining amount of such Annual Retainer shall be paid in cash. Upon an Award of Shares to a Non-Employee Director, the stock certificate representing such Shares shall be issued and transferred to the Non-Employee Director, whereupon the Non-Employee Director shall become a stockholder of the Corporation with respect to such Shares and shall be entitled to vote the Shares; PROVIDED, HOWEVER, subject to
Article X, any stock certificates representing Shares awarded in respect of, and prior to, the one-year period beginning on the first November 1 after the date of grant of a Stock Award shall not be transferred to the Non-Employee Director until immediately after the first annual meeting of stockholders held after the date of grant of the award of Shares and (x) an amount equal to the amount of dividends that would otherwise be paid on such Shares on or after the date of the meeting at which such Shares are granted and prior to such annual meeting of stockholders shall be held by the Corporation until immediately after such annual meeting of stockholders and (y) such Shares and dividend equivalents shall be forfeited in the event the Non-Employee Director is not elected a director of the Corporation at such annual meeting of stockholders.

                         ARTICLE X -- CHANGE OF CONTROL

   10.1 EFFECT OF CHANGE OF CONTROL. Upon the occurrence of an event of "Change of Control", as defined below, any and all outstanding Options shall become immediately vested and exercisable and any and all stock certificates representing Shares awarded to a Non-Employee Director pursuant to the first sentence of Section 9.1 and not transferred to such Non-Employee Director pursuant to Section 9.3, and any and all dividend equivalents with respect thereto held by the Corporation pursuant to Section 9.3, shall be transferred to such Non-Employee Director.

   10.2 DEFINITION OF CHANGE OF CONTROL. A "Change of Control" shall occur when:

    (a) a "Person" (which term, when used in this Section 10.2, shall have the meaning it has when it is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), but shall not include the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of Voting Stock (as defined below) of the Corporation) is or becomes, without the prior consent of a majority of the Continuing Directors of the Corporation (as defined below), the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of Voting Stock (as defined below) representing twenty percent or more of the combined voting power of the Corporation's then outstanding securities; or

    (b) the stockholders of the Corporation approve a definitive agreement or plan to merge or consolidate the Corporation with or into another corporation (other than a merger or consolidation which would result in the Voting Stock (as defined below) of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger of consolidation), or to sell, or otherwise dispose of, all or substantially all of the Corporation's property and assets, or to liquidate the Corporation; or

    (c) the individuals who are Continuing Directors of the Corporation (as defined below) cease for any reason to constitute at least a majority of the Board of the Corporation.

    The term "Continuing Director" means (i) any member of the Board who is a member of the Board on August 26, 1999 or (ii) any person who subsequently becomes a member of the Board whose nomination for election or election to the Board is recommended or approved by a majority of the Continuing Directors. The term "Voting Stock" means all capital stock of the Corporation which by its terms may be voted on all matters submitted to stockholders of the Corporation generally.

                     ARTICLE XI -- AMENDMENT AND TERMINATION

    The Board may amend the Plan from time to time or terminate the Plan at any time; PROVIDED, HOWEVER, that no action authorized by this Article shall adversely change the terms and conditions of an outstanding Award without the Non-Employee Director's consent.

                      ARTICLE XII -- ADJUSTMENT PROVISIONS

   12.1 If the Corporation shall at any time change the number of issued Shares without new consideration to the Corporation (such as by stock dividend, stock split, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the Shares) or make a distribution of cash or property which has a substantial impact on the value of issued Shares, the total number of Shares reserved for issuance under the Plan shall be appropriately adjusted and the number of Shares covered by each outstanding Option and the purchase price per Share under each outstanding Option and the number of shares underlying Options to be issued annually pursuant to Section 8.1 shall be adjusted so that the aggregate consideration payable to the Corporation and the value of each such Option shall not be changed.

   12.2 Notwithstanding any other provision of the Plan, and without affecting the number of Shares reserved or available hereunder, the Committee shall authorize the issuance, continuation or assumption of outstanding Options or provide for other equitable adjustments after changes in the Shares resulting from any merger, consolidation, sale of assets, acquisition of property or stock, recapitalization, reorganization or similar occurrence in which the Corporation is the continuing or surviving corporation, upon such terms and conditions as it may deem necessary to preserve the rights of Optionees and holders of Shares that are subject to any restrictions under the Plan.

   12.3 In the case of any sale of assets, merger, consolidation or combination of the Corporation with or into another corporation other than a transaction in which the Corporation is the continuing or surviving corporation and which does not result in the outstanding Shares being converted into or exchanged for different securities, cash or other property, or any combination thereof (an "Acquisition"), any Optionee who holds an outstanding Option shall have the right (subject to the provisions of the Plan and any limitation applicable to the Option) thereafter and during the term of the Option, to receive upon exercise thereof the Acquisition Consideration (as defined below) receivable upon the Acquisition by a holder of the number of Shares which would have been obtained upon exercise of the Option or portion thereof, as the case may be, immediately prior to the Acquisition. The term "Acquisition Consideration" shall mean the kind and amount of Shares of the surviving or new corporation, cash, securities, evidence of indebtedness, other property or any combination thereof receivable in respect of one Share of the Corporation upon consummation of an Acquisition.

                        ARTICLE XIII -- FOREIGN DIRECTORS

    Without amending the Plan, Awards granted to Non-Employee Directors who are foreign nationals may have such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Corporation or its subsidiaries operate or have Non-Employee Directors.

                 ARTICLE XIV -- EFFECTIVE DATE AND TERM OF PLAN

    The Plan shall be submitted to the stockholders of the Corporation for approval and, if approved by a majority of all the votes cast at the 1999 annual meeting of stockholders, shall become effective as of the date of approval by the Board. If stockholder approval is not obtained at the 1999 annual meeting of stockholders, the Plan shall be nullified. The Plan shall terminate on August 26, 2009, unless terminated earlier by the Board.

    As adopted by the Board on August 26, 1999.

                                                                [LOGO]

                                                         Sara Lee Corporation
                                                         Three First National
                                                         Plaza
                                                         Chicago, Illinois
                                                         60602-4260

                                     [MAP]

DIRECTIONS TO MCCORMICK PLACE AND THE ARIE CROWN THEATER

McCormick Place and the Arie Crown Theater are located at 23rd St. and Lake Shore Drive.

FROM THE NORTH:

From the North, take Interstate 94 (the Edens) to the Kennedy Expressway (I-90) to the Dan Ryan Expressway (I-94). Continue east on the Dan Ryan Expressway keeping to the right and exit north on the Stevenson Expressway (I-55) to Lake Shore Drive south. Exit on 31st Street. Turn right and follow the parking signs.

FROM THE NORTHWEST:

From the Northwest or O'Hare Airport, take the Northwest Tollway (I-90) to the Kennedy/Dan Ryan Expressway (I-94) to the Stevenson North (I-55) to Lake Shore Drive south and exit on 31st Street. Turn right and follow the parking signs.

FROM THE SOUTH:

From Indiana via the Skyway, take the Indiana Tollway (I-90) to the Chicago Skyway to the local traffic lanes of the Dan Ryan Expressway (I-94) west to the Stevenson Expressway (I-55) north to Lake Shore Drive south and exit on 31st Street. Turn right and follow the parking signs.

From Indiana or the South via I-80/94, take I-80/94 to the Bishop Ford Expressway to the Dan Ryan Expressway (I-94) west to the Stevenson Expressway (I-55) north to Lake Shore Drive south and exit on 31st Street. Turn right and follow the parking signs.

FROM THE WEST:

From the West, take the Eisenhower Expressway (I-290) east to the Dan Ryan Expressway (I-94) east. Keep to the right and follow signs to the Stevenson Expressway (I-55) north to Lake Shore Drive south and exit on 31st Street. Turn right and follow the parking signs.

                             SARA LEE CORPORATION

   PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, OCTOBER 28, 1999

THE UNDERSIGNED HOLDER OF COMMON STOCK OR EMPLOYEE STOCK OWNERSHIP PLAN CONVERTIBLE PREFERRED STOCK OF SARA LEE CORPORATION, A MARYLAND CORPORATION (THE "COMPANY"), HEREBY APPOINTS JOHN H. BRYAN, JUDITH A. SPRIESER AND RODERICK A. PALMORE, OR ANY OF THEM, AS PROXIES FOR THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION IN EACH OF THEM, TO ATTEND THE ANNUAL MEETING OF THE STOCKHOLDERS OF THE COMPANY TO BE HELD AT THE ARIE CROWN THEATER AT MCCORMICK PLACE, 2301 SOUTH LAKE SHORE DRIVE, CHICAGO, ILLINOIS, ON OCTOBER 28, 1999, AT 10:00 A.M., CHICAGO TIME, AND ANY POSTPONEMENT OR ADJOURNMENT THEREOF, TO CAST ON BEHALF OF THE UNDERSIGNED ALL VOTES THAT THE UNDERSIGNED IS ENTITLED TO CAST AT SUCH MEETING AND OTHERWISE TO REPRESENT THE UNDERSIGNED AT THE MEETING WITH ALL POWERS POSSESSED BY THE UNDERSIGNED IF PERSONALLY PRESENT AT THE MEETING. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS AND OF THE ACCOMPANYING PROXY STATEMENT AND REVOKES ANY PROXY HERETOFORE GIVEN WITH RESPECT TO SUCH MEETING. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" EACH OF THE NOMINEES FOR DIRECTOR AND "FOR" EACH OF THE OTHER PROPOSALS SET FORTH ON THE REVERSE SIDE HEREOF AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

     IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.
------------------------------------------------------------------------------

                           SARA LEE CORPORATION

PLEASE MARK YOUR VOTE IN ONE OF THE OVALS FOR EACH PROPOSAL IN THE FOLLOWING MANNER USING DARK INK ONLY: /X/

                                                For   Withheld   For All Except
                                                All   As to All     as noted
                                                / /     / /            / /

1. Election of Directors
   01-P. Allaire   02-F. Andriessen  03-J.  Bryan
   04-D. Burnham   05-C. Coker       06-J.  Crown
   07-W. Davis     08-V. Jordan, Jr. 09-J.  Ketelsen
   10-H. van Liemt 11-J. Manley      12-C.  McMillan
   13-F. Meysman   14-R. Ridgway     15-J.  Sprieser
   16-R. Thomas    17-J. Zeglis

To withhold as to less than all nominees, strike through the names of one or more nominees.

                                                      For    Against   Abstain
                                                      / /      / /       / /

2. Approval of the 1999 Non-Employee Director Stock Plan.

                                                      For    Against   Abstain
                                                      / /      / /       / /

3. Ratification of the appointment of Arthur Andersen LLP as independent public accountants for the fiscal year ending July 1, 2000.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, AND 3.

The Proxy holder may vote and otherwise represent the undersigned on any other matter which may properly come before the meeting or any adjournment or postponement thereof in the discretion of the Proxy holder.

Each of the foregoing proposals is more fully described in the accompanying proxy statement.

Dated                                                                  , 1999
     ------------------------------------------------------------------

-----------------------------------------------------------------------
                              Signature(s)

NOTE: Please sign exactly as your name or names appear on the reverse side. For joint accounts, each owner should sign. When signing as officer, executor, administrator, attorney, trustee or guardian, or in any other legal capacity, please give your full title(s) under signature(s).

-----------------------------------------------------------------------
                          Detach Proxy Card Here

CONTROL NUMBER

                   VOTE YOUR SHARES BY TELEPHONE OR INTERNET!

  QUICK  *  EASY  *  IMMEDIATE  *  AVAILABLE 24 HOURS A DAY  *  7 DAYS A WEEK

SARA LEE CORPORATION encourages you to take advantage of convenient ways to vote your shares. If voting by proxy, you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or Internet, read the accompanying proxy statement and then follow these easy steps:

TO VOTE BY PHONE

Call toll free 1-888-426-7034 any time on a touch tone telephone. There is NO CHARGE to you for the call.

Enter your 6-digit CONTROL NUMBER located above.

Option #1: To vote as the Board of Directors recommends on ALL proposals:
Press 1

When asked, please confirm your vote by pressing 1

Option #2: If you choose to vote on each proposal separately, press 0 and follow the simple recorded instructions.

TO VOTE BY INTERNET

Go to the following website:

www.harrisbank.com/wproxy

Enter the information requested on your computer screen, including your 6-digit CONTROL NUMBER located above.

Follow the simple instructions on the screen.

IF YOU VOTE BY TELEPHONE OR THE INTERNET, DO NOT MAIL BACK THE PROXY CARD.

THANK YOU FOR VOTING!